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                                                                     EXHIBIT 3.2

           [THESE RESTATED ARTICLES OF INCORPORATION WILL BE FILED
    AFTER THE CLOSING OF THE APPLIED IMAGING CORP. INITIAL PUBLIC OFFERING]

                      RESTATED ARTICLES OF INCORPORATION

                                      OF

                             APPLIED IMAGING CORP.


                                       I

     The name of this corporation is Applied Imaging Corp.

                                      II

     The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                      III

     The corporation is authorized to issue two classes of shares of stock to be designated, respectively, Common Stock, $0.001 par value, and Preferred Stock, $0.001 par value. The total number of shares that the corporation is authorized to issue is 25,000,000 shares. The number of shares of Common Stock authorized is 20,000,000. The number of shares of Preferred Stock authorized is 5,000,000.

                                       IV

     1.  Number of Directors.  The number of directors which constitutes the
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whole Board of Directors of the corporation shall be designated in the Bylaws of the corporation. The directors shall be divided into three classes with the term of office of the first class (Class I) to expire at the annual meeting of stockholders held in 1997; the term of office of the second class (Class II) to expire at the annual meeting of stockholders held in 1998; the term of office of the third class (Class III) to expire at the annual meeting of stockholders held in 1999; and thereafter for each such term to expire at each third succeeding annual meeting of stockholders after such election.

                                       V

     1.  Limitation of Directors' Liability.  The liability of the directors of
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this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

     2.  Indemnification of Corporate Agents.  This corporation is authorized to
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indemnify the directors and officers of the corporation to the fullest extent permissible under California law.
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     3.  Repeal or Modification.  Any repeal or modification of the foregoing
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provisions of this Article IV shall not adversely affect any right of indemnification or limitation of liability of an agent of this corporation relating to acts or omissions occurring prior to such repeal or modification.

Dated:  _____________, 1996



                                         -------------------------------------
                                         Neil E. Woodruff,
                                         Chief Financial Officer